SPECIAL MEETING OF SHAREHOLDER

                                       OF

                         PRINCIPAL INVESTORS FUND, INC.

680 8th Street, Des Moines, Iowa      June 15, 2001                    9:00 a.m.

         A special meeting of the shareholder of Principal Investors Fund, Inc. (the "Corporation") which is comprised of a series of Funds (each of which is referred to herein as "Fund") was held at 680 8th Street, Des Moines, Iowa at 9:00 a.m. on June 15, 2001.

         The meeting was called to order by Mr. R. C. Eucher, who presided as chairman of the meeting. Ms. J. B. Schustek acted as secretary of the meeting. Also present was Mr. A. S. Filean.

         The Secretary reported that the only shareholder of the Capital Preservation Fund was Principal Life Insurance Company, the owner of 100% of the Advisors Preferred Class Common Stock, 100% of the Advisors Select Class Common Stock, 100% of the Select Class Common Stock, 100% of the Preferred Class Common Stock, 100% of the Institutional Class Common Stock and 100% of the Class J Common Stock. In addition, the Secretary reported that the only shareholder of 100% Class J Common Stock of the LifeTime 2010, LifeTime 2020, LifeTime 2030, LifeTime 2040, LifeTime 2050 and LifeTime Strategic Income Funds (the "LifeTime Funds") was Principal Life Insurance Company. All such shares were represented by proxies held by Mr. Filean and that a quorum was present.

         The Chairman directed that the proxies be appended to the minutes of this meeting.

         The Chairman stated that it would be in order to consider ratification and approval of the Amendment to the Management Agreement between the Corporation and Principal Management Corporation in the form approved by the Board of Directors. A copy of said amendment was presented at the meeting. Thereupon, the following resolution was duly adopted by the vote of all the outstanding shares of Common Stock of the Capital Preservation Fund:

         "BE IT RESOLVED, That the Amendment to the Management Agreement between the Corporation and Principal Management Corporation, which was approved by the Board of Directors, including a majority of the non-interested Directors thereof, be, and it hereby is, ratified and approved."

         The Chairman then stated that it would be appropriate to consider ratification and approval of the Amendment to the Sub-Advisory Agreement between Principal Management Corporation and Principal Capital Income Investors, LLC in the form approved by the Board of Directors. A copy of said amendment was presented at the meeting. Thereupon, the following resolution was duly adopted by the vote of all the outstanding shares of Common Stock of the Capital Preservation Fund:

         "BE IT RESOLVED, That the Amendment to the Sub-Advisory Agreement between Principal Management Corporation and Principal Capital Income Investors, LLC which was approved by the Board of Directors, including a majority of the non-interested Directors thereof, be, and it hereby is, ratified and approved."

         The Chairman then stated it was necessary to consider ratification and approval of the Amendment to the Distribution Plan and Agreement for the Advisors Preferred Class shares and for the Advisors Select Class shares of the Capital Preservation Fund, in the forms adopted by the Board of Directors pursuant to Rule 12b-1 of the Investment Company Act of 1940. Copies of such amendments were presented at the meeting. Thereupon, the following resolution was duly adopted by the vote of all the outstanding Advisors Preferred Class shares and the outstanding Advisors Select Class shares of Common Stock of the Capital Preservation Fund:

         "BE IT RESOLVED, That the Amendment to the Distribution Plan and Agreement for Advisors Preferred Class Shares, which was adopted by the Board of Directors, including a majority of the non-interested Directors thereof, be, and it hereby is, ratified and approved; and

         BE IT FURTHER RESOLVED, That the Amendment to the Distribution Plan and Agreement for Advisors Select Class Shares, which was adopted by the Board of Directors, including a majority of the non-interested Directors thereof, be, and it hereby is, ratified and approved."

         The Chairman then stated it was necessary to consider ratification and approval of the Amendment to the Distribution Plan and Agreement for the Class J shares of the Capital Preservation and LifeTime Funds, in the form adopted by the Board of Directors pursuant to Rule 12b-1 of the Investment Company Act of 1940. A copy of such amendment was presented at the meeting. Thereupon, the following resolution was duly adopted by the vote of all the outstanding Class J shares of the Capital Preservation and LifeTime Funds:

         "BE IT RESOLVED, That the Amendment to the Distribution Plan and Agreement for Class J Shares, which was adopted by the Board of Directors, including a majority of the non-interested Directors thereof, be, and it hereby is, ratified and approved;

         There being no further business, the meeting was adjourned.



                                                        /s/ Jean B. Schustek
                                                        Secretary of the Meeting